                                                                    EXHIBIT 12.2

                           TRANSOCEAN SEDCO FOREX INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

                                                Supplemental
                                                 Pro Forma
                                                 Year Ended
                                                December 31,                     Year Ended December 31,
                                                   2000(1)       2000        1999(2)      1998(2)      1997(2)      1996(2)
                                                ------------   --------     --------     --------     --------     --------

Earnings:

  Income before minority interest,
    income taxes & extraordinary items ......     $  8,000     $144,416     $ 48,807     $374,021     $292,459     $163,071

Less:

  Undistributed equity
    in earnings of joint ventures ...........        7,800        9,393        5,610        5,389        4,946        5,647
  Interest capitalized
    during the period .......................      141,800       86,619       27,212        8,660           --           --
  Minority interest in pre-tax income
    of subsidiaries that have not incurred
    fixed charges ...........................           --          593           --           --           --           --

Add:

  Distributed earnings of
    fifty percent or less owned
    joint ventures ..........................        5,407        5,407        5,188        4,426        3,400        3,500
  Interest expense ..........................      313,000       89,644       37,462       21,610       19,639        7,887
  Interest component of
    rental expense ..........................       29,038       18,013       21,646       20,476       11,780        5,952
  Amortization of capitalized interest ......        5,702        2,628           --           --           --           --
                                                  --------     --------     --------     --------     --------     --------
       EARNINGS AS ADJUSTED .................     $211,547     $163,503     $ 80,281     $406,484     $322,332     $174,763
                                                  ========     ========     ========     ========     ========     ========

Fixed Charges:

  Interest costs, including
    capitalized interest ....................     $313,000     $ 89,644     $ 37,462     $ 21,610     $ 19,639     $  7,887
  Preferred stock dividend
    requirement .............................      147,692           --           --           --           --           --
  Interest component of
    rental expense ..........................       29,038       18,013       21,646       20,476       11,780        5,952
                                                  --------     --------     --------     --------     --------     --------
       FIXED CHARGES ........................     $489,730     $107,657     $ 59,108     $ 42,086     $ 31,419     $ 13,839
                                                  ========     ========     ========     ========     ========     ========
RATIO OF EARNINGS TO
  FIXED CHARGES .............................           --          1.5          1.4          9.7         10.3         12.6
                                                  ========     ========     ========     ========     ========     ========

(1) On January 31, 2001 we completed our merger transaction with R & B Falcon. The merger was accounted for as a purchase, with our company as the acquiror for accounting purposes. The supplemental pro forma ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 2000 assumes that we completed the merger transaction with R & B Falcon on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to combined fixed charges and preferred stock dividends would have been if the merger had been completed on that date nor does it necessarily reflect any future ratio of earnings to combined fixed charges and preferred stock dividends.

(2) On December 31, 1999 we completed our merger transaction with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The historical ratio of earnings to combined fixed charges and preferred stock dividends for the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex Holdings Limited.

(3) Supplemental pro forma earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $278.2 million.